                                                                     EXHIBIT 20b


                                   FOR IMMEDIATE RELEASE

                      Media Relations:               Investor Relations:
                      Roger W. W. Baker          Daniel A. Conforti
                      (203) 698-5148                 (203) 698-5132



 AMERICAN BRANDS ANNOUNCES CONSENT SOLICITATION



Old Greenwich, CT, May 8, 1997 -- American Brands, Inc. (NYSE-

AMB) announced today that, in connection with the spin-off of its

U.K.-based Gallaher tobacco business, it is soliciting consents to amend the indenture which governs certain of its U.S. debt securities.  While the Company is of the view that the spin-off will not require any action to be taken under the indenture by the Company or the entity to be spun off, the proposed indenture modifications would expressly permit the spin-off and related transactions.

    The solicitations are being made to all holders of record

as of 5:00 p.m., New York City time, on May 8, 1997.  The

solicitation period will commence May 9, 1997, and will expire at

5:00 p.m., New York City time, on May 22, 1997, unless extended.

Holders must deliver consents in respect of a majority in

principal amount of each series of securities in order to approve the proposed amendments.  Each issuance of Notes and Debentures being solicited represents a separate series.  Holders of the

Company's Medium-Term Notes will vote together as one series.

Subject to the terms and conditions set forth in the Consent

Solicitation Statement to be dated May 9, 1997 and the applicable Letter of Consent, the Company will pay to each holder a consent fee (listed below) for each $1,000

principal amount of securities for which a holder delivers a valid and unrevoked consent prior to the expiration of the

solicitation.


                                                             CONSENT FEE PER
                  PRINCIPAL                                  $1,000 PRINCIPAL
CUSIP NO.           AMOUNT     SECURITY DESCRIPTION              AMOUNT
024703AQ3        $150,000,000  7 1/2% Notes Due 1999               $1.50
024703AL4         100,000,000  9% Notes Due 1999                    1.50
024703AN0         200,000,000  8 1/2% Notes Due 2003                2.50
024703AP5         150,000,000  8 5/8% Debentures Due 2021           3.50
024703AS9         150,000,000  7 7/8% Debentures Due 2023           3.50
Various            49,250,000  Medium-Term Notes Due 1997           1.00
Various            90,000,000  Medium-Term Notes Due 1998           1.50
Various            11,000,000  Medium-Term Notes Due 2001           2.00


    Any questions concerning the terms of the solicitations

should be directed to Morgan Stanley  & Co. Incorporated, the

Solicitation Agent, at 1-800-624-1808.  Requests for copies of the Consent Solicitation Statement and Letters of Consent should be directed to Kissel-Blake Inc., the Information Agent, at 1-800-

554-7733.  Banks and Brokers may call 212-344-6733.  Questions concerning the procedures for delivering consents should be

directed to Kissel-Blake or The Chase Manhattan Bank, the

Tabulation Agent, at 212-946-3471.

    American Brands, Inc. is an international consumer

products holding company with headquarters in Old Greenwich,

Connecticut.  On May 30, following the consummation of the spin off of Gallaher, American Brands intends to change its name to

Fortune Brands.

                # # # #

                                       2